Exhibit 10.4

Lucira Health, Inc. 2021 Annual Incentive Plan

Purpose

This Lucira Health, Inc. 2021 Annual Incentive Plan (“Plan”) is designed to provide an effective means to motivate, compensate, and retain eligible Lucira Health, Inc. (the “Company”) employees through the payment of annual cash bonuses based on the achievement of corporate performance objectives during a calendar year (“Plan Year”).

The bonuses contemplated under this Plan are meant to compensate employees based upon the success of the Company.

Eligibility

All regular full-time employees in the levels set forth below will be eligible to receive an annual bonus under the Plan.  Regular full-time employees who were not regular full-time employees for the full Plan Year will be paid any bonus on a pro-rata basis, which will be calculated based upon the amount of time that the employee is actively employed by the Company as a regular full-time employee during the Plan Year.  The bonus will be calculated based upon the employee’s regular base salary or, if non-exempt, annualized hourly rate assuming a 40 hour workweek at the time of payment.

The Company’s Board of Directors (the “Board”) or its Compensation Committee (“Compensation Committee”) may grant exceptions to the above eligibility criteria in its sole discretion.

Administration

The Company’s Chief Financial Officer shall have the  discretion and authority (in tandem with the Compensation Committee (collectively, the “Plan Administrator”)) to establish rules, forms and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the amount of any bonus earned under the Plan; provided, however, that the Compensation Committee shall decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the amount of any bonus earned under the Plan with respect to the CEO, and other employees at the Executive-Level.  The rules, interpretations, computations and other actions of the Plan Administrator (shall be binding and conclusive on all persons.

Bonus Targets

Each employee is assigned a target bonus as a percentage of the employee’s annual base salary or, if non-exempt, annualized hourly rate assuming a 40 hour workweek. If the Company achieves a certain financial goal, the employee will receive the portion of the target bonus associated with the level of achievement of that certain financial goal.

The 2021 target bonus for each employee level is set forth below, which shall be subject to adjustment in the reasonable discretion of the Plan Administrator (as defined below):

Level	2021 Target Bonus (% of base salary)
CEO	83%
Executive-level	40%

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VP-level	30%
Director-level	25%
Manager/Sr. Scientist/Sr. Individual Contributor	20%
Individual Contributor III	15%
Individual Contributor II	10%
Individual Contributor I	5%

For 2021, the target bonus is based upon achievement of certain financial goals as set forth below.  If an employee moves between levels during the Plan Year, the employee’s Target Bonus will be prorated based on the amount of time that the employee is at each level during the Plan Year.

Bonus Criteria

Eligible employees will be eligible to earn an annual target bonus based on the Company’s achievement of a financial goal, determined by the Compensation Committee in its sole discretion, based on Fiscal Year 2021 net revenue (the “Goal”). If the Company achieves 100% of its Goal, eligible employees will be eligible to receive 100% of their annual bonus target.  The Company must achieve at least 80% of the Goal in order for eligible employees to be eligible for any bonus under this Plan.  At 80% achievement of the Goal, eligible employees will be eligible to receive a bonus at 60% of their target bonus.  For each additional percentage of achievement above 80% and up to 100% achievement of the Goal, eligible employees will be eligible to receive an additional 2% of their annual bonus target (e.g. if 81% of the Goal is achieved, eligible employees will be eligible to receive a bonus equal to 62% of their target bonus; if 90% of the Goal is achieved, eligible employees will be eligible to receive a bonus equal to 80% of their target bonus, and so on).

If the Company achieves more than 100% of its Goal, for every additional percentage of achievement over 100% of the Goal, eligible employees will be eligible to receive an additional 0.5% of their target bonus (e.g. if 102% of the Goal is achieved, eligible employees will be eligible to receive a bonus equal to 101% of their target bonus).  There will be no cap on the maximum bonus achievable.

The Compensation Committee will determine, in its sole discretion, whether the Goal has been achieved and the level of achievement.  Achievement of the Goal will be measured as of December 31 of the Plan Year.  The [Board/Compensation Committee] may, in its sole discretion, consider other factors, such as individual performance, in determining an eligible employee’s bonus amount.

Earn Date

No bonus is considered earned under this Plan until the time that the Compensation Committee determines that the Goal has been met and the level of achievement of the Goal, and the bonus is paid to employees.  An employee must be an employee of the Company in good standing on the date that the bonus is paid in order to earn any Bonus under this Plan.  In the event that an eligible employee’s employment is terminated (either by the Company or by the employee) for any reason before the date the bonus is paid, no pro-rated amount of the bonus will be paid.

Bonuses based on achievement of the Goal for the Plan Year are expected to be paid in February of the year following the Plan Year, and in no event will bonuses be paid later than March 15th of the year following the applicable Plan Year.

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Sample Bonus Calculation

For 2021, assume an employee is earning a base salary of $100,000 and is employed through the bonus payment date. The employee has an annual target bonus of 15% of base salary ($15,000). If the Company achieves 100% of the Goal, the employee’s bonus would be calculated as follows: $15,000 x 100% = $15,000.  If, alternatively, the Company achieves only 90% of the Goal, the employee’s bonus would be calculated as follows: $15,000 x 80% = $12,000.

Any bonus paid under this Plan will be subject to applicable payroll deductions and withholdings.

Legal and Ethical Standards

No employee shall attempt to earn a bonus by engaging in any conduct that violates any anti-trust laws, other laws, or the Company’s ethical standards, policies, or practices.

An employee shall not pay, offer to pay, assign or give any part of his or her bonus, compensation, or anything else of value to any agent, customer, supplier or representative of any customer or supplier, or to any other person, as an inducement or reward for direct or indirect assistance in earning a bonus.

Any infraction of this policy, or of recognized ethical standards, will subject the employee to disciplinary action up to and including termination of employment and revocation of any bonuses under this Plan to which the employee otherwise would be entitled.

No Guarantee of Employment

Nothing in this Plan is intended to alter the at-will nature of employees’ employment, that is, employees’ right or the Company’s right to terminate employees’ employment at will, at any time with or without cause or advance notice.

Miscellaneous

No bonus amounts are guaranteed and all bonuses must be earned in accordance with the terms of this Plan.  Whether the Goal has been achieved, the level of achievement of the Goal, and the determination of whether an employee is in good standing, is determined in the sole discretion of the Compensation Committee.

Bonuses (if any) will be paid solely from the general assets of the Company.  Nothing in this Plan will be construed to create a trust or to establish or evidence any employee’s claim of any right other than as an unsecured general creditor with respect to any payment to which they may be entitled.  The Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c) and will be construed and administered in accordance with such intention. All bonuses are intended to qualify for the “short-term deferral” exemption from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and any ambiguities herein shall be interpreted accordingly.  Each payment under this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

This Plan supersedes all prior bonus compensation programs of the Company and all other previous oral or written statements to employees regarding any bonus.  This Plan may be modified only in a writing signed by the Plan Administrator.  This Plan shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles.

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